Exhibit 99.2

Hexcel Corporation and Subsidiaries

Net Sales by Segment and Market

For the Quarters Ended March 31, 2014 and 2013

and the Quarter and Year Ended December 31, 2013

	Unaudited
	Commercial	Space &
(In millions)	Aerospace	Defense	Industrial	Total

First Quarter 2014
Composite Materials	$224.8	$68.6	$62.9	$356.3
Engineered Products	78.4	27.0	—	105.4
Total	$303.2	$95.6	$62.9	$461.7
	66%	21%	14%	100%

Fourth Quarter 2013
Composite Materials	$210.7	$61.2	$52.9	$324.8
Engineered Products	72.9	27.6	1.5	102.0
Total	$283.6	$88.8	$54.4	$426.8
	66%	21%	13%	100%

First Quarter 2013
Composite Materials	$201.7	$72.8	$50.3	$324.8
Engineered Products	67.2	23.2	1.3	91.7
Total	$268.9	$96.0	$51.6	$416.5
	65%	23%	12%	100%

Year Ended December 31, 2013
Composite Materials	$804.3	$271.9	$210.7	$1,286.9
Engineered Products	280.2	104.0	7.1	391.3
Total	$1,084.5	$375.9	$217.8	$1,678.2
	65%	22%	13%	100%